Exhibit 4.2

AMENDMENT NO. 1 TO THE
FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TERRAFORM GLOBAL, LLC
THIS AMENDMENT NO. 1 (this “Amendment”) to the Fourth Amended and Restated Limited Liability Company Agreement, dated as of August 5, 2015 (the “Agreement”), of TerraForm Global, LLC, a Delaware limited liability company (the “Company”) is made as of November 13, 2015 by the undersigned. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
WHEREAS, the undersigned desires to amend the Agreement as set forth below, in accordance with Article IX of the Agreement, to cure an ambiguity.
NOW THEREFORE, the undersigned, intending to be legally bound, hereby agrees as follows:
1.Amendment to Section 4.1(d) of the Agreement. Section 4.1(d) of the Agreement is amended as follows:
by deleting subsections (i) and (ii) and replacing them in their entirety with the following:
“(i)     the Class B Members will not, under any circumstances, be entitled to receive any distributions through the end of 2016 (i.e., distributions declared on or prior to March 31, 2017); and
(ii)    thereafter, until the end of the Distribution Forbearance Period, the Class B Units will not be entitled to receive any distributions to the extent the holders of Class A Units and Class B1 Units have not received distributions in an amount equal to the Minimum Quarterly Distribution plus any arrearages in the payment of Minimum Quarterly Distributions from prior Quarters.”
2.Effectiveness. Pursuant to Article IX of the Agreement, this Amendment shall be effective and binding and the Agreement shall be deemed amended upon the execution hereof by the undersigned, in its capacity as Managing Member. Any reference in the Agreement to “this Agreement” shall hereafter be deemed to refer to the Agreement as hereby amended.
3.Miscellaneous.
(a)    Counterparts. This Amendment may be executed in more than one counterpart with the same effect as if the persons executing the several counterparts had all executed one counterpart. Any person agreeing in writing to be bound by the provisions of this Amendment shall be deemed to have executed a counterpart of this Amendment for all purposes hereof.

(b)    Successors. This Amendment shall be binding on the executors, administrators, estates, heirs, legal representatives, successors and permitted assigns of the Members.
(c)    Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.
* * * * * *

2

IN WITNESS WHEREOF, the undersigned has executed and delivered this Amendment as of the date first above written.

MANAGING MEMBER
TERRAFORM GLOBAL, INC.

By: /s / Yana Kravtsova________________________
Name: Yana Kravtsova
Title: Senior Vice President, General Counsel and
Secretary